        Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO NAMES PAUL GARRETT TO BOARD

     CRANFORD, NJ , March 17, 2005 – Paul A. Garrett, an experienced recycling executive and auditor, has been elected to the Board of Directors of Metalico, Inc. and appointed chairman of its Audit Committee.

     Mr. Garrett was the chief executive officer of FCR, Inc., an environmental services company involved in the recycling of paper, plastic, aluminum, glass and metals, from 1991 to 1998. Upon FCR’s merger in 1998 into KTI, Inc., a solid waste disposal and recycling concern that operated waste-to-energy facilities and manufacturing facilities utilizing recycled materials, he was appointed vice chairman and a member of KTI’s Executive Committee. He held those positions until KTI was acquired by Casella Waste Systems, Inc., in 1999.

     Prior to his entry into the recycling industry, Mr. Garrett was a certified public accountant. For the ten-year period before he joined FCR he was an audit partner with the former Arthur Andersen & Co. Mr. Garrett is an audit committee financial expert under the requirements of the U.S. Securities and Exchange Commission.

     Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products.

186 North Avenue East, Cranford, NJ 07016                    (908) 497-9610                    (908) 497-1097(Fax)

     The Company operates five recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

     This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

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